As filed with the Securities and Exchange Commission on August 1, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WATSCO, INC.

(Exact name of registrant as specified in its charter)

Florida	59-0778222
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

(305) 714-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

WATSCO, INC. 2014 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Ana M. Menendez

Chief Financial Officer and Treasurer

Watsco, Inc.

2665 South Bayshore Drive, Suite 901

Miami, Florida, 33133

(305) 714-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jaret L. Davis, Esq.

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue, Suite 4400

Miami, Florida 33131

(305) 579-0676

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.50 per share	2,238,402(3) shares	$91.23	$204,209,414	$26,302.17
Class B Common Stock, par value $0.50 per share	2,238,402(3) shares	$92.50	$207,052,185	$26,668.32
Totals	4,476,804	—	$411,261,599	$52,970.49

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the Watsco, Inc. 2014 Incentive Compensation Plan (the “ICP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the registrant’s common stock.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales price of a share of the registrant’s Common stock as reported by the New York Stock Exchange on July 28, 2014.
(3)	Includes (i) 2,000,000 shares newly issuable under the ICP plus (ii) 45,421 shares that remained available for grant under the Watsco, Inc. Amended and Restated 2001 Incentive Compensation Plan (the “Prior Plan”) as of May 19, 2014, which is the date on which the registrant’s shareholders approved the ICP, plus (iii) 192,981 shares, representing an estimate of the number of shares underlying currently outstanding awards issued under the Prior Plan, which shares become reissuable under the ICP to the extent that such underlying shares are not issued due to their forfeiture, expiration, termination or otherwise.

EXPLANATORY NOTE

The Watsco, Inc. 2014 Incentive Compensation Plan (the “Plan”) was approved by the shareholders of Watsco, Inc., a Florida corporation (the “Company”, “we”, “us” or “our”), on May 19, 2014 (the “Shareholder Approval Date”). The total number of shares of the Company’s Common stock, par value $0.50 per share, and Class B Common stock, par value $0.50 per share, (collectively, “Common Stock”), available for issuance under the Plan is (i) 2,000,000, plus (ii) any shares of Common Stock that remained available for grant in connection with awards under the Watsco, Inc. Amended and Restated 2001 Incentive Compensation Plan (the “Prior Plan”) on the Shareholder Approval Date plus (iii) shares underlying currently outstanding awards issued under the Prior Plan, which shares become reissuable under the ICP to the extent that such underlying shares are not issued due to their forfeiture, expiration, termination or otherwise.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Explanatory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the United States Securities and Exchange Commission (the “Commission”) by the Company, are incorporated herein by reference:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on February 27, 2014;

(b)	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014, filed with the Commission on May 1, 2014, and August 1, 2014, respectively;

(c)	our Current Reports on Forms 8-K filed with the Commission on March 7, 2014, May 22, 2014 and June 27, 2014 (not including any information furnished under Item 2.02, 7.01 or 9.01 of any such Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein);

(d)	our Definitive Proxy Statement on Schedule 14A filed in connection with our Annual Meeting of Shareholders held on May 19, 2014, filed with the Commission on April 17, 2014; and

(e)	the description of our Common stock and Class B common stock contained in our Current Report on Form 8-K, filed with the Commission on December 7, 2012, and any amendments to such Current Report filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the securities offered under this prospectus will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida. Cesar Alvarez, one of our Directors, is the Executive Chairman of Greenberg Traurig, P.A., which receives from us customary fees for legal services.

Item 6.	Indemnification of Directors and Officers.

As a corporation incorporated in the State of Florida, we are subject to the Florida Business Corporation Act, or the Florida Act. Section 607.0831 of the Florida Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850(1) of the Florida Act, a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850(2) of the Florida Act, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In addition, under Section 607.0850(3) of the Florida Act, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Sections 607.0850(1) or 607.0850(2) described above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Under Section 607.0850 of the Florida Act, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the Florida Act are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide for indemnification of our directors and officers to the fullest extent allowed by applicable law. We have also obtained liability insurance for our directors and officers against certain liabilities they may incur in their capacity as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, it is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See “Index to Exhibits” following the signature page to this registration statement.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been, settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on August 1, 2014.

WATSCO, INC.
Registrant

By:	/s/ Albert H. Nahmad
Albert H. Nahmad
Chief Executive Officer (on behalf of the registrant and as Principal Executive Officer)

By:	/s/ Ana M. Menendez
Ana M. Menendez
Chief Financial Officer (on behalf of the registrant and as Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Albert H. Nahmad and Barry S. Logan, and each of them, his true and lawful attorneys-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ ALBERT H. NAHMAD Albert H. Nahmad	Chairman of the Board and Chief Executive Officer (principal executive officer)	August 1, 2014

/S/ BARRY S. LOGAN Barry S. Logan	Director and Senior Vice President	August 1, 2014

/S/ ANA M. MENENDEZ Ana M. Menendez	Chief Financial Officer (principal accounting officer and principal financial officer)	August 1, 2014

/S/ CESAR L. ALVAREZ Cesar L. Alvarez	Director	August 1, 2014

/S/ DAVID C. DARNELL David C. Darnell	Director	August 1, 2014

/S/ DENISE DICKINS Denise Dickins	Director	August 1, 2014

/S/ STEVEN R. FEDRIZZI Steven R. Fedrizzi	Director	August 1, 2014

/S/ PAUL F. MANLEY Paul F. Manley	Director	August 1, 2014

/S/ BOB L. MOSS Bob L. Moss	Director	August 1, 2014

/S/ AARON J. NAHMAD Aaron J. Nahmad	Director and Vice President of Strategy and Innovation	August 1, 2014

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Watsco, Inc., filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 and incorporated herein by reference.

4.2	Amended and Restated Bylaws of Watsco, Inc., filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on August 28, 2012 and incorporated herein by reference.

5.1	Opinion of Greenberg Traurig, P.A.

23.1	Consent of KPMG LLP, independent registered certified public accounting firm.

23.2	Consent of Greenberg Traurig, P.A. (contained in legal opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature pages hereto).